SECURITIES AND EXCHANGE COMMISSION

				Washington, D.C. 20549
		----------------------------------------------



					FORM 8-K



				CURRENT REPORT

		Pursuant to Section 13 or 15(d) of the
		Securities Exchange Act of 1934




				April 17, 2001
		--------------------------------------------
			(Date of earliest event report)



			WEYERHAEUSER COMPANY
		--------------------------------------------
	(Exact name of registrant as specified in charter)

	Washington		1-4825		91-0470860
	----------		------		----------
	(State or other	(Commission		(IRS Employer
	jurisdiction of	File Number)	Identification
	incorporation or				Number)
	organization)


		Federal Way, Washington 98063-9777
		-------------------------------------------
		(Address of principal executive offices)
				(zip code)

Registrant's telephone number, including area code:
				(253) 924-2345

Item 5.  Other Events

On April 17, 2001, Weyerhaeuser Company issued a press release stating the following:

"FEDERAL WAY, Wash.-Weyerhaeuser Company (NYSE: WY) today reported first quarter net earnings of $107 million, or 49 cents per share, that include a nonrecurring after-tax charge of $26 million associated with the decision to outsource certain information technology services as part of the company's program to streamline support services. Excluding the charge, first quarter 2001 earnings were $133 million, or 61 cents per common share. This compares with $244 million, or $1.04 per share, for the first quarter of 2000.

Net sales for the first quarter 2001 were $3.6 billion compared with $3.9 billion for the same period last year.

'Our results reflect the challenging market conditions we faced during the first quarter,' said Steven R. Rogel, chairman, president and chief executive officer. 'At the same time, we benefited from the hard work of our people who are improving our operating efficiencies and successfully integrating our recent acquisitions. As we look to the future, all of us are focused on taking the steps necessary to ensure that Weyerhaeuser generates solid shareholder returns regardless of market conditions.'

Results for the first quarter by segment were:

 .	Timberlands reported earnings of $141 million compared with $166
	million last year. Lower domestic log prices and increased competitive
 	pressure on	export log markets contributed to the decrease.  Late in the
 	quarter, domestic log prices began to improve due to seasonal demand and
 	slightly stronger lumber prices.  The company expects the export log
 	markets to remain under competitive pressure throughout the second 	quarter.

 .	Wood Products reported a loss of $33 million compared with earnings
	of $138 million for the same period last year. Lumber and oriented strand board (OSB) prices reached 10-year lows during the quarter,
	but improved slightly late in the period due to seasonal factors. During the quarter, Weyerhaeuser took downtime at many of its lumber
	mills and at all of its	OSB facilities to balance inventories with
	demand.  The company expects these mills to continue operating at less
 	than full capacity during the	second quarter. Market conditions for
 	engineered wood products remained stable.

 .	Pulp, paper and packaging earnings were $167 million compared with
	$186 million in the first quarter of 2000.  Declining pulp prices and
	lower	containerboard packaging volumes contributed to the decrease.
	Pulp prices came under pressure during the first quarter, a trend that
	is expected to continue into the second quarter.  The company also took
 	significant	downtime in a number of pulp, paper and containerboard mills
 	during the 	first quarter to perform maintenance and balance inventories
 	with demand.  Weyerhaeuser expects the slowing global economy to result
	in weaker demand for products in all its major pulp, paper and packaging
 	product lines that will result in additional production curtailments in
 	the second quarter.

 .	Real estate and related assets reported earnings of $69 million
	compared with $47 million last year. Increased closings and higher operating margins contributed to the increase. Given the strong six-month backlog of existing orders and favorable mortgage rates, the company expects its real estate business to continue to perform well in the second quarter.

Weyerhaeuser also said that during the first quarter it achieved an additional $33 million in synergies related to the integration of MacMillan Bloedel and Trus Joist. Charges during the first quarter for the integration were $7 million. To date, Weyerhaeuser has achieved $173 million in synergies from these two acquisitions and remains ahead of its goal of achieving $200 million before the end of 2002.

The company will hold a live conference call on April 17 to discuss results of the first quarter at 6:30 a.m. PDT (9:30 a.m. EDT). The call may be accessed through Weyerhaeuser's Internet site at www.weyerhaeuser.com and clicking on the 'Listen to our conference call' link.

Listeners may also access the conference call from within North America by dialing 1-877-667-7774 at least 15 minutes prior to the start of the conference or from outside North America by dialing 1-416-695-9757. Replays of the call will be available for 48 hours following completion of the live call and can be accessed at 1-888-509-0081 within North America and at 1-416-695-9728 from outside North America.

Weyerhaeuser Company, one of the world's largest integrated forest products companies, was incorporated in 1900.  In 2000, sales were $16 billion.  It has offices or operations in 17 countries, with customers worldwide.  Weyerhaeuser is principally engaged in the growing and harvesting of timber; the manufacture, distribution and sale of forest products; and real estate construction, development and related activities. Additional information about Weyerhaeuser's businesses, products and practices is available at www.weyerhaeuser.com.
								   --------------------

					# # #

This news release contains statements concerning the company's future results and performance that are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions that may cause actual results to differ materially from those projected, including, but not limited to, the effect of general economic conditions, including the level of interest rates and housing starts; market demand for the company's products, which may be tied to the relative strength of various US business segments; performance of the company's manufacturing operations; the types of logs harvested in the company's logging operations; the level of competition from foreign producers; the effect of forestry, land use, environmental and other governmental regulations; and the risk of losses from fires, floods and other natural disasters. The company is also a large exporter and is affected by changes in economic activity in Europe and Asia, particularly Japan, and by changes in currency exchange rates, particularly the relative value of the US dollar and the Euro, and restrictions on international trade. These and other factors that could cause or contribute to actual results differing materially from such forward looking statements are discussed in greater detail in the company's Securities and Exchange Commission filings."

					# # #


SIGNATURES

	Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


								WEYERHAEUSER COMPANY


							By  	/s/ K.J. Stancato
								----------------------
							Its:	Vice President and Controller
Date:  April 20, 2001